EXHIBIT 10.42

ADDENDUM TO

RAYMOND J. SMETS EMPLOYMENT AGREEMENT

      This Addendum to the Raymond J. Smets Employment Agreement (“Addendum”) is made by and between Networks Associates, Inc. (the “Company”), and Raymond J. Smets (“Executive”) as of May      , 2004.

WHEREAS, the Company and Executive executed the Raymond J. Smets Employment Agreement (the “Agreement”) on or about October 7, 2002;

WHEREAS, the Company anticipates that it may sell all or substantially all of the assets used in the Company’s Sniffer operations in one transaction or a series of related transactions (the “Sale”) to another entity or person;

WHEREAS, the Parties wish to amend the definition of Change in Control in the Agreement to include a Sale, provided the closing in respect of such Sale occurs prior to 12:00 p.m. (PST) July 30, 2004; provided further, that Executive does not disclose any information regarding the Sale, including but not limited to confidential information about employees, business moves and strategies, and management information (“Confidential Information”);

WHEREAS, the Parties wish to amend the definition of Cause in the Agreement to include any disclosure by Executive of Confidential Information to an unauthorized person or entity; and

WHEREAS, the Parties wish to amend the Covenant Not to Compete in the agreement to provide that the limitation does not restrict Executive from accepting employment from any organization who is a purchaser of Sniffer assets;

NOW, THEREFORE, in consideration of the foregoing, the terms, provisions, conditions, covenants and agreements of this Addendum set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the Parties do hereby agree as follows:

1. Amendment to Definition of Change in Control. Section 4(c)(iv)(2) of the Agreement is amended to add the following new Section 4(c)(iv)(2)(F):

“(F) the sale of all or substantially all of the assets used in the Company’s Sniffer operations in one transaction or a series of related transactions (the “Sale”) to another entity or person, provided the closing in respect of such Sale occurs prior to 12:00 p.m. (PST) July 30, 2004, and, provided further, that Executive does not disclose any information regarding the Sale, including, but not limited to confidential information about employees, business moves and strategies, and management information (“Confidential Information”), other than in the context of any presentation regarding the Sale organized by the Company or its advisors, without the express written consent of the Senior Director or Senior Vice President of Human Resources of Network Associates or any other officer whose identity is made known to the Executive.”

      2.     Amendment to Definition of Cause. Section 4(c)(iv)(1) of the Agreement is amended to add the following new Section 4(c)(iv)(1)(f):

“(f) discussing, revealing or in any way communicating any Confidential Information to an unauthorized person or entity, other than in the context of any presentation regarding the Sale organized by the Company or its advisors, without the express written consent of the Senior Director or Senior Vice President of Human Resources of Network Associates or any other officer whose identity is made known to the Executive.”

      3.     Amendment to Covenant Not to Compete. Section 10(a) of the Agreement is deleted in its entirety and replaced with the following new Section 10(a):

“(a) Covenant Not to Compete. Upon Executive’s resignation for any reason after a Change of Control has occurred or termination by the Company for any reason after a Change of Control has occurred, Executive agrees that until the end of the twelve (12) month period following the date of the termination of his employment, Executive will not directly engage in (whether as an employee, consultant, proprietor, shareholder, owner, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management, or control of, any Subject Entity that is engaged in design, development, marketing, distribution, or sale of anti-virus or network security software or hardware anywhere in the world. The term “Subject Entity” means any entity engaged in the design, development, marketing, distribution, or sale of anti-virus or network security software or hardware, including but not limited to the following entities: Cisco Systems (security business unit only), Dr. Ahn’s, Fortinet, Fsecure, Internet Security Systems, Intrusion Inc., NetScreen, Panda, Sophos, Sourcefire, Symantec, Tipping Point and Trend Micro or any successor thereof (the “Subject Entity List”). Executive understands and agrees that the Company may delete from, add to or otherwise amend the entities included in the Subject Entity List from time to time, and the Company will provide written notice to Executive of any such deletion, addition or amendment. Notwithstanding the foregoing provisions to the contrary, nothing in this Section 10(a) shall prevent Executive from being employed by, or providing services to, any division or business unit of any Subject Entity if that division or business unit is not involved in the design, development, marketing, distribution, or sale of anti-virus or network security software or hardware, as long as Executive has no responsibilities or duties for any division or business unit of such Subject Entity that is involved in the design, development, marketing, distribution or sale of anti-virus or network security software or hardware. Ownership of less than three percent (3%) of the outstanding voting stock of a Subject Entity shall not constitute a violation of this Section 10(a). The restrictions in this Section 10(a) shall not prevent or restrict Executive from accepting employment from any person, entity or organization who is a purchaser of Sniffer assets pursuant to a Sale.”

      4.     Termination of Addendum. In the event that the closing in respect of a Sale has not occurred prior to 12:00 p.m. (PST) July 30, 2004, this Addendum shall expire on its own terms automatically at 12:00 p.m. (PST) on July 30, 2004, and a subsequent Sale, if any, shall not be considered a Change in Control for purposes of the Agreement.

      5. Agreement. Except as set forth in Sections 1 through 3 above, all terms, provisions, conditions, covenants and agreements of the Agreement shall remain unchanged and in full force and effect.

      6. Entire Agreement. This Addendum, taken together with the Agreement, represents their entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understanding between the parties with respect to the subject matter hereof. This Addendum may be amended at any time only by mutual written agreement of the parties hereto.

      IN WITNESS WHEREOF, the Parties have executed this Addendum on the respective dates set forth below.

Networks Associates, Inc. /s/ GENE HODGES By: Gene Hodges, President Date: June 6, 2004	Raymond J. Smets, /s/ RAYMOND J. SMETS Date: May 11, 2004